Exhibit 10.21

EXCLUSIVE LICENSE AGREEMENT

between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

ACTING THROUGH ITS SANTA BARBARA CAMPUS

and

CYTOMX THERAPEUTICS, LLC

for

UC Case No. 2003-460, et al.

AMENDED AND RESTATED LICENSE AGREEMENT

UC Case Nos. 2003-460, et al.

This amended and restated license agreement (“Agreement”) is effective as of this 19th day of August, 2010 (“Effective Date”), by and between The Regents of the University of California, a California corporation, acting through its Santa Barbara campus having an Office of Technology & Industry Alliances located at 342 Lagoon Road, Mail Code 2055, University of California, Santa Barbara, CA 93106-2055 (“The Regents”), and CytomX Therapeutics, LLC, a California limited liability company, having a principal place of business at 460 Ward Drive, Suite E1, Santa Barbara, California 93111 (“Licensee”).

BACKGROUND

A. Certain inventions, generally characterized as follows (collectively, the “Inventions”) were made in the course of research at the University of California, Santa Barbara (except for UC Case 2007-677 which was made at both the University of California, Santa Barbara and Licensee) and are covered by Licensed Patent Rights, as defined below:

a)	“BACTERIAL POLYPEPTIDE DISPLAY AND ISOLATION METHODOLOGIES,” disclosed in UC Case No. 2003-460 by Dr. Patrick Daugherty, et al.;

b)	“CELL SURFACE DISPLAY METHODOLOGY FOR DETERMINATION OF ENZYME SPECIFICITY AND ACTIVITY,” disclosed in UC Case No. 2006-099 by Dr. Patrick Daugherty, et al;

c)	“MOLECULARLY ACTIVATED BINDING MOIETIES,” disclosed in UC Case No. 2007-677 by Dr. Patrick Daugherty, et al; and

d)	“METHODS AND VECTORS FOR ENHANCING CELL DISPLAY OF PEPTIDES AND PROTEINS,” disclosed in UC Case No. 2007-778 by Dr. Patrick Daugherty, et al.

B. Development of UC Case Nos. 2003-460 and 2007-778 was sponsored, in part, by the Army Research Office, development of UC Case No. 2006-099 was sponsored, in part, by the National Science Foundation and UC Case No. 2007-677 was sponsored, in part, by the National Institutes of Health and as a consequence, this Agreement and the Inventions are subject to overriding obligations to the United States (“U.S.”) Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations including a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced the Invention for or on behalf of the U.S. Government throughout the world. Inventions sponsored in whole or in part by the U.S. Federal Government are considered federally funded inventions (“Federally Funded Inventions”).

C. Licensee is a “small business firm” as defined in 15 U.S.C. §632.

D. Licensee has evaluated certain Inventions under a Secrecy Agreements with The Regents, including UC Agreement Control No. 2007-20-0028 with an effective date of July 17, 2006 and, UC Agreement Control No. 2007-20-0654 with an effective date of May 30, 2007.

E. Licensee and The Regents have executed a Letter Agreement (UC Agreement Control No. 2007-30-0030) with an effective date of July 17, 2006 for certain Inventions.

F. Licensee and The Regents have executed an Option Agreement (UC Agreement Control No. 2006-11-0320) with an effective date of December 1, 2005.

G. Licensee and The Regents previously entered into an exclusive license agreement (UC Control No. 2009-04-0091) dated August 15, 2008 and amended on August 25, 2008 and January 4, 2010 (“Prior Agreement”), in which Licensee obtained rights from The Regents for the commercial development, use and sale of products from the Inventions, and The Regents granted those rights so that the Inventions may be developed to their fullest and the benefits enjoyed by the general public.

H. The Parties now desire to amend and restate the Prior Agreement in various respects, as reflected in this Agreement.

I. Both parties recognize and agree that royalties and payments due under this Agreement on products, services, methods and sublicenses will be paid by Licensee on both pending patent applications and issued patents.

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NOW THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. DEFINITIONS

1.1 “Affiliate” of Licensee shall mean any entity which, directly or indirectly, Controls Licensee, is Controlled by Licensee or is under common Control with Licensee. “Control’’ means (i) having the actual, present capacity to elect or appoint a majority of the directors of such affiliate; (ii) having the power to direct at least fifty percent (50%) of the voting rights entitled to elect or appoint directors; or (iii) in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.

1.2 “Agreement” shall have the meaning ascribed to it in the preamble.

1.3 “Business Plan” means a reasonably detailed plan of development and commercialization for Licensed Product, Licensed Method and Licensed Service. The Business Plan must include, but is not limited to, an up-to-date research report identifying: proposed Licensed Product, Licensed Method and Licensed Service; projected market sizes; sales; costs; profits; and anticipated market introduction dates for the Licensed Product, Licensed Method and Licensed Service.

1.4 “Effective Date” shall have the meaning ascribed to it in the preamble.

1.5 “Field” shall mean the fields of therapeutics, in vivo diagnostics and prophylactics. All other uses including, but not limited to, reagents and research tools and kits or assays for use as reagents or research tools, are expressly excluded from this Agreement.

1.6 “Licensed Method” means any process, art or method the use or practice of which, but for the license granted in this Agreement and Licensee’s co-ownership (in the case of jointly owned Licensed Patent Rights), would infringe, or contribute to, or induce the infringement of, any pending or issued claim within Licensed Patent Rights in any country were they issued at the time of the infringing activity in that country.

1.7 “Licensed Product” means devices, kits, articles of manufacture, compositions of matter, materials, compounds, components or products the manufacture, use, sale, offer for sale, or import of which, but for the license granted in this Agreement and Licensee’s co-ownership (in the case of jointly owned Licensed Patent Rights), would infringe, or contribute to, or induce the infringement of, any pending or issued claim within Licensed Patent Rights in any country were they issued at the time of the infringing activity in that country, or would require the performance of the Licensed Method.

1.8 “Licensed Service” means the use of Licensed Product or Licensed Method to provide a service. To avoid doubt, “Licensed Service” does not extend to activities as part of a research collaboration with a commercial collaborator (or Sublicensee) where such service is provided at cost.

1.9 “Licensed Patent Rights” means The Regents’ rights and interest in the claims of the following subject matter:

UC Case Number	Application Number or Patent Number	Filing or Issue Date
2003-460-1	60/495,698	F: 08/18/2003
2003-460-2	7,256,038	I: 08/14/2007
2003-460-3	11/612,757	F: 12/19/2006
2003-460-4	12/653,897	F: 09/21/2009
2006-099-1	60/712,434	F: 08/31/2005
2006-099-2	7,666,817	I: 02/23/2010
2006-099-3	12/646,323	F: 12/23/2009
2007-677-1	60/957,449	F: 08/20/2007
2007-677-2 (jointly owned between The Regents and Licensee)	60/957,453	F: 08/20/2007
2007-677-3 (jointly owned between The Regents and Licensee)	61/052,986	F: 05/13/2008
2007-677-4 (jointly owned between The Regents and Licensee)	12/196,269	F: 08/21/2008
2007-778-1	60/962,086	F: 07/26/2007
2007-778-2	12/220,448	F: 07/24/2008

and continuing applications thereof including divisions and substitutions (but excluding continuation-in-part applications to the extent that claims are not adequately supported in the parent); any patents on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents. The Regents will not cause to be filed any continuations-in-part in the patent families of the Licensed Patents without first informing Licensee regarding such filing.

1.10 “Net Sales” means the total of the gross invoice prices charged and the value of any other consideration owed to or received by Licensee and/or Sublicensees for the Final Sale of a Licensed Product or Licensed Service, and for Licensed Method performed, or Licensed Product used, by Licensee and/or Sublicensees, less only the sum of the following deductions, but only to the extent that they actually pertain to the disposition of such Licensed Product and are separately charged:

i.	reasonable cash or quantity and other verifiable discounts actually allowed including, but not limited to, chargebacks, retroactive price reductions and rebates (whether or not government mandated) in all cases to the extent actually allowed or granted. If such reduction or discounts are actually allowed or granted to Licensee’s customers or partners, and if such reductions or discounts are subsequently cancelled or recouped by Licensee, then such amounts will be subject to earned royalties hereunder. To the extent retroactive reductions or discounts are allowed, The Regents shall not be required to refund any revenue received, but Licensee may credit the amount against future earned royalties owed to The Regents;

ii.	sales, value-added (only to the extent such taxes are paid directly by Licensee to a government and are not refundable or creditable), use, tariff, import/export duties or other excise taxes imposed on particular sales (excepting income taxes);

iii.	transportation charges, including insurance; and

iv.	allowances or credits actually granted to customers because of rejections or returns; and,

v.	the gross invoice price of any uncollectible invoices for which reasonable collection efforts have been made and that have been written off Licensee’s books in accordance with its standard accounting practices (“Uncollectible Invoices); provided that the total value of Uncollectible Invoices deducted for any calendar quarter shall not exceed five percent (5%) of the total of the gross invoice prices charged in that calendar quarter; and, provided that in the event Licensee subsequently receives payment of such Uncollectible Invoices, Licensee shall pay an earned royalty to The Regents at the rate set forth in Article 7 (Earned Royalties and Minimum Annual Royalties) as part of the next quarterly royalty payment due to The Regents.

No deductions shall be made for commissions paid to individuals or companies whether independent sales agents or persons or companies regularly employed by Licensee, an Affiliate, a joint venture and/or Sublicensee.

“Final Sale” means the sale that is the last act of infringement of Licensed Patent Rights within the control of Licensee or Sublicensee, regardless of whether Licensee or Sublicensee had control over prior infringing acts.

For purposes of calculating Net Sales, any distribution or transfer among Licensee, an Affiliate, a joint venture or Sublicensee for end use by Licensee, an Affiliate, a joint venture or Sublicensee (which event is the last act of infringement of Licensed Patent Rights) will be considered a Final Sale at the price normally charged to independent, unaffiliated third parties. For the purpose of this subsection, “end use” shall specifically exclude use in a clinical trial for a

Licensed Product or Licensed Service provided at or below cost, Licensed Products or Licensed Services provided at or below cost for compassionate use or like purposes, as free marketing samples or for resale by a Sublicensee or Affiliate for which earned royalties will be paid by Sublicensee or Affiliate to The Regents under Article 7 (Earned Royalties and Minimum Annual Royalties) for the resold Licensed Products or Licensed Services.

In the event that a therapeutic or prophylactic Licensed Product is sold in combination with other products (“Compound-Based Combination Product”), components or services for which no amounts would be payable to The Regents if such other products, components or services were sold or performed separately, Net Sales for such Compound-Based Combination Products shall be calculated by multiplying the Net Sales of the Compound-Based Combination Product by the fraction A/B where A is the average price on a unit basis of Licensed Product containing a certain amount (by weight) of active ingredient, and B is the average unit price of the Compound-Based Combination Product containing the same amount of that active ingredient when sold separately in finished form. In the event that such average sale price cannot be determined for both the Licensed Product and the other product(s) in combination, Net Sales for purposes of determining royalty payment shall be mutually agreed by the parties based on the relative value contributed by each component, such agreement not to be unreasonably withheld. In the event such average sale price cannot be determined for both Licensed Product and the other product(s) in combination, and the parties are unable to agree to the relative value contributed by each component, the UCSB Vice Chancellor for Research and the Licensee’s Chairman of the Board shall discuss a resolution in good faith and, in the event such discussion does not result in a resolution, the parties shall contemplate alternative resolution procedures to allocate the Net Sales amongst the Licensed Product component of the Compound-Based Combination Product, and the other component, based on the fair market value contribution of each to the sales price of the Compound-Based Combination Product.

For all other instances where a Licensed Product or Licensed Service is sold in combination with other products, components or services for which no amounts would be payable to The Regents if such other products, components or services were sold or performed separately, Net Sales for such combination products shall be calculated as the fair market value of the Licensed Product or Licensed Service had it been sold by itself. However, if there are no relevant sales of such Licensed Products or Licensed Services from which such a fair market value can be established, the fair market value shall be a reasonable percentage of the actual selling price of such combination product, the percentage to be mutually agreed to by the parties prior to such sales.

If a Licensed Product is a part of an optional component of a system, Licensee agrees that any discounting of price will be reasonable and will be done uniformly and equally across the system so that the Licensed Product is not discounted proportionally any more than the system as a whole.

1.11 “Sublicensee” means any person or entity (including an Affiliate or joint venture) to which any of the Licensed Patent Rights are sublicensed pursuant to Article 3 (Sublicenses) of this Agreement.

1.12 “Valid Claim” means any pending or issued claim of a Licensed Patent Right which has not been abandoned, or has not been finally rejected without the right of appeal by the patent office of the country in which the application has been filed, or any claim from an issued and unexpired Licensed Patent Right which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental authority of competent jurisdiction from which no further appeal has or can be taken, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.13 “Discovery Tool Patent Rights” means the Licensed Patent Rights covered by UC Case Nos. 2003-460, 2006-099 and 2007-778.

2. GRANT OF LICENSE

2.1 Subject to the limitations set forth in this Agreement, The Regents grants to Licensee an exclusive or non-exclusive license in the Field under the Licensed Patent Rights as set forth in Exhibit B to make, have made, use, sell, offer for sale and import Licensed Products and Licensed Services and to practice Licensed Method to the extent permitted by law. Licensee’s rights under this Agreement are limited to those expressly granted, and all other rights are reserved to The Regents.

2.2 The rights granted in this Agreement to Federally Funded Inventions are subject to any license to the U.S. Government executed by The Regents and to the overriding obligations to the U.S. Government under 35 U.S.C. §§200-212 and applicable governmental implementing regulations.

2.3 The Regents expressly reserves the right to (a) make and use the Inventions and associated technology for educational and research purposes, including clinical research, and research sponsored by commercial and/or non-commercial entities, (b) publicly disclose research results, and (c) allow other educational or non-profit institutions to make and use the Inventions and associated technology for the same purposes of (a) and (b).

3. SUBLICENSES

3.1 The Regents also grants to Licensee the right to issue sublicenses to third parties to make, have made, use, sell, offer for sale and import Licensed Product and Licensed Services and to practice Licensed Method, as long as Licensee has current exclusive rights thereto under this Agreement. With respect to Licensed Patent Rights licensed non-exclusively, sublicensing is allowed only (a) to a third party actively collaborating with Licensee for the purpose of identifying and/ or developing compounds covered by UC Case No. 2007-677 (as set forth in Section 3.4.(a)(2); or, (b) in the event that the sublicense agreement includes at least one License Patent Right under which Licensee has current exclusive rights under this Agreement. Affiliates and joint ventures do not have rights to Licensed Patent Rights under this Agreement and must be issued a valid sublicense pursuant to this Article 3 (Sublicenses) in order to exercise any of the Licensed Patent Rights. For the purposes of this Agreement, the operations of all Sublicensees shall be deemed to be the operations of Licensee, for which Licensee shall be responsible. To the extent applicable, sublicenses must include all of the rights of and obligations due to The Regents contained in this Agreement. Every such sublicense will contain at least the following:

(a)	A statement such that, to the extent applicable, the obligations of this Agreement will be binding upon Sublicensee as if it were in place of Licensee except that:

(1)	earned royalty rate and minimum royalties may be at higher rates than contained in this Agreement; and

(2)	Sublicensee(s) will be precluded from granting further sublicenses unless The Regents are provided with written notice of their intent to sublicense at least thirty (30) days prior to issuing of such sublicense and The Regents is provided with a copy of the executed sublicense within five (5) business days of execution of such sublicense. This requirement is a material term of the Agreement. Licensee may reasonably redact certain non-financial terms of such sublicense, as long as The Regents can still verify the sublicense’s compliance with this Agreement based solely on the redacted copy provided to The Regents.

(b)	The same provision for indemnification of The Regents as has been provided for in this Agreement.

(c)	The same provision for inspection of books and records by The Regents as has been provided for in this Agreement.

3.2 Licensee will promptly provide The Regents with a full and complete copy of each sublicense granted, collect and guarantee payment of all payments due The Regents from all Sublicensees and summarize and deliver to The Regents copies of all reports due The Regents from all Sublicensees, except that statements regarding Sublicensee’s internal research or development activities unrelated to Licensed Patent Rights may be redacted if required under a legally binding contract as long as the scope and financial terms of the license(s) granted are still understandable. The Regents shall hold the copies of sublicenses provided by Licensee confidential under the terms of Paragraph 27.3, below.

3.3 Upon termination of this Agreement for any reason, The Regents, at its sole discretion, will determine whether to cancel or assign to The Regents any and all sublicenses. The Regents will not withhold its consent for such an assignment of sublicense to occur on the economic terms of this Agreement provided that: (a) The Regents will have no greater obligation to the Sublicensee than to Licensee; (b) the Sublicensee fully complied with this Agreement and was not in material default; and, (c) the sublicense agreement fully complies with this Article 3.

3.4 Licensee will pay to The Regents in respect of all sublicenses (regardless of tier) the following amounts:

(a)	Sublicense Revenue.

1.	Except as allowed in Section 3.4(a)(2) or 3.4(a)(3), the following percentages of any Sublicense Revenue:

•	Fifteen percent (15%) of Sublicense Revenue for the life of the sublicense agreement unless, prior to entering into the sublicense agreement, an IND(s) was filed by Licensee covering each program included within the sublicense agreement, with “program” being defined as no broader than all proproteins to a given target unless UCSB agrees otherwise in its sole discretion; or,

•	Five percent (5%) of Sublicense Revenue for all sublicense agreements not covered above.

For the purpose of this Agreement, “Sublicense Revenue” shall be defined as any fees (including any in-kind consideration) owed to or received by Licensee, e.g., up-front fees, sublicense maintenance fees, milestone payments or any other sublicense revenues (other than royalties) under a sublicense (“Sublicense Revenue”). Sublicense Revenue shall exclude: (i) actual and verifiable payments to be used as future research and development funding including costs of materials, equipment and manufacturing services and testing, but direct and indirect costs of such research and development in excess of 115% of the cost of raw materials and FTE costs above commercially reasonable and standard FTE rates will be considered Sublicense Revenue; (ii) debt financing at fair market returns; and, (iii) purchase of equity. Notwithstanding the foregoing, if a Sublicensee receives equity of Licensee, and the purchase price of such equity exceeds 100% of the fair market value of such equity (such excess being referred to as the “premium”), then such premium shall be considered Sublicense Revenue. For the purpose of clarity, revenue expressly excluded from Sublicense Revenue under this subparagraph shall not be considered a Licensed Service subject to an earned royalty under Article 7.

2.	For sublicenses covering only Discovery Tool Patent Rights and issued to third parties actively collaborating with Licensee for the purpose of identifying and/or developing compounds covered by UC Case No. 2007-677, Licensee or Sublicensee shall pay The Regents an annual maintenance fee of forty thousand dollars ($40,000) for each calendar year, or partial calendar year, that the sublicense is in effect.

3.	In the event that Licensee issues a sublicense to a compound for therapeutic or prophylactic use after Licensee has conducted sufficient FDA Phase II clinical trials to enable the commencement of FDA Phase III clinical trials on such compound, Licensee may deduct from the total Sublicense Revenue received under that sublicense either (a) two million dollars ($2,000,000); or, (b) any applicable Sublicense Revenue Deductions, at its sole discretion. The remainder of any Sublicense Revenue will be subject to The Regents’ share as described in Paragraph 3.4(a)(1).

(b)	earned royalties on Net Sales by Sublicensees at the rates provided for in Article 7 (Earned Royalties and Minimum Annual Royalties).

4. PAYMENT TERMS

4.1 Paragraphs 1.6, 1.7, 1.8, and 1.9, define Licensed Method, Licensed Product, Licensed Service, and Licensed Patent Rights so that royalties and payments are due and payable on products, methods and services covered by both pending patent applications and issued patents. Royalties and payments will accrue in each country until the expiry of the last-to-expire Valid Claim under Licensed Patent Rights in that country which covers such products, methods and services, or the date the last patent application which covers such products, methods and services licensed under this Agreement is abandoned, whichever is later. Royalties and payments are payable to The Regents when Licensed Method, Licensed Product or Licensed Service are invoiced or if not invoiced, when delivered to a third party.

4.2 Licensee will pay to The Regents all earned royalties and other consideration due and payable to The Regents quarterly on or before February 28 (for the calendar quarter ending December 31), May 31 (for the calendar quarter ending March 31), August 31 (for the calendar quarter ending June 30) and November 30 (for the calendar quarter ending September 30) of each calendar year. Each payment will be for earned royalties and other consideration (including, but not limited to, Sublicense Revenue and earned royalties under sublicenses) that has accrued within Licensee’s most recently completed calendar quarter.

4.3 All consideration due The Regents will be payable in United States dollars by check made out to “The Regents of the University of California” or by wire transfer to an account designated by The Regents. Licensee is solely responsible for all bank transfer charges. Checks should reference either the UC Case Number or the UC Agreement Control Number on the check, and should be sent to the address indicated in Article 20 (Notices).

4.4 When Licensed Products are sold for monies other than U.S. dollars, Licensee will first determine the earned royalty in the currency of the country in which Licensed Product, Licensed Method or Licensed Service was sold and then convert the amount into equivalent U.S. funds, using the exchange rate quoted in The Wall Street Journal on the last business day of the reporting period.

4.5 Fees and royalties earned on sales occurring in any country outside the U.S. may not be reduced by any taxes, fees or other charges imposed by the government of such country on the payment of royalty income. Notwithstanding the foregoing, all payments made by Licensee in fulfillment of The Regents’ tax liability in any particular country (including withholding taxes required by law to be taken from royalty income) will be credited against earned royalties or fees due The Regents for that country.

4.6 If at any time legal restrictions prevent the prompt remittance of royalties by Licensee from any country where a Licensed Product, Licensed Method or Licensed Service is sold, then

Licensee will deposit the amount owed to The Regents in local currency to an account in such country for no more than ninety (90) days. If the legal restriction is not resolved within such ninety (90) day period, Licensee will convert amount owed to The Regents into U.S. funds and will pay The Regents directly from another source of funds and will continue to pay from another source of U.S. funds for as long as the legal restrictions apply.

4.7 If any Valid Claim within Licensed Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, then all obligation to pay royalties based on that Valid Claim will cease as of the date of final decision. Licensee will not, however, be relieved from paying any royalties that accrued before the final decision or that are based on another Valid Claim not involved in the final decision.

4.8 In the event that royalties, rebillings, fees or other payments are not received by The Regents when due, Licensee will pay to The Regents interest charges at a rate of ten percent (10%) per annum calculated from the date payment was due until actually received by The Regents.

4.9 No royalties may be collected or paid on Licensed Product, Licensed Service or Licensed Method sold to the account of the U.S. Government, or any agency thereof, as provided for in the license to the U.S. Government.

5. LICENSE EXECUTION FEE. No license fee shall be paid under this Agreement.

6. MILESTONE PAYMENTS

6.1 Licensee shall pay to The Regents an equity indexed milestone payment in accordance with Exhibit A of this Agreement, which is hereby incorporated in full by reference.

6.2 With respect to each Licensed Product that consists of a molecule or compound used for therapeutic, prophylactic, or diagnostic indications and covered by Licensed Patent Rights (and except as provided in Paragraph 6.7), Licensee will pay to The Regents the following amounts for each of the first two indications for the Licensed Product approved by the FDA (each of which indications may be either therapeutic, prophylactic or diagnostic):

6.2.1 Twenty-Five thousand dollars ($25,000) due upon the non-rejection (or formal acceptance) of the first Investigational New Drug Application (“IND”) for such Licensed Product by the United States Food and Drug Administration (“FDA”);

6.2.2 Fifty Thousand Dollars ($50,000) due upon the first patient enrollment in the first Phase I Clinical Trial for such Licensed Product;

6.2.3. One Hundred Thousand Dollars ($100,000) due upon the first patient enrollment in the first Phase II Clinical Trial for such Licensed Product;

6.2.4 Two Hundred and Fifty Thousand Dollars ($250,000) due upon the first patient enrollment in the first Phase III Clinical Trial for such Licensed Product; and,

6.2.5. Five Hundred Thousand Dollars ($500,000) due upon approval of the first New Drug Application (“NDA”) with the FDA for such Licensed Product.

6.3 Each milestone payment set forth in Paragraph 6.2 above, will be payable in full regardless of whether the applicable milestone event has been achieved by Licensee, Affiliate, any Sublicensee or development partner. In the event that a Sublicensee achieves a milestone that requires Licensee to make a milestone payment to The Regents under Paragraph 6.2, above, and also owes Licensee a payment under the sublicense agreement for achieving the same milestone, Licensee will pay The Regents either The Regents’ share of Sublicense Revenue owed by Sublicensee to Licensee for achieving the milestone (as set forth in Article 3) or the milestone set forth above, whichever is greater. (To avoid doubt, if an unsublicensed, unaffiliated third party achieves such event with a product that meets the definition of Licensed Product that is not sanctioned by any of Licensee, its Affiliates or Sublicensees, no milestone with respect to the third party achievement shall be due from Licensee under this Agreement and the parties agree to comply with the requirements of Article 18 (“Patent Infringement”).)

6.4 All milestone payments set forth in Paragraph 6.1 above are due to The Regents within thirty (30) days of the occurrence of the applicable milestone event.

6.5 These milestone payments axe non-refundable, non-cancelable and not creditable against royalties or other payments due to The Regents.

6.6 A single “indication” for purposes of Section 6.2 shall mean an indication(s) in an approved IND filing with the FDA for the Licensed Product or Licensed Service by Licensee or sublicensee. Once a milestone has become due based on a given achievement inside a given “indication,” the same milestone shall not be due a second time if the same product achieves the same event with respect to another aspect of the same “indication.”

6.7 In the event Licensee enters a Licensed Product into clinical development for a given clinical indication (“Original Licensed Product”) and the clinical development is stopped, then any milestone payments made for such Original Licensed Product shall be creditable against milestone payments owed for a subsequently or concurrently developed Licensed Product for the same clinical indication that uses the same pathway, mechanisms and target (“Replacement Licensed Product”). In the case of concurrently developed Licensed Products, the Original Licensed Product need not fail in order for the credit to apply. The parties agree that only two Replacement Licensed Products can receive credit for the milestone payment made for an Original Licensed Product. To be eligible for such credit, Licensee must identify the Replacement Licensed Project, in writing, to The Regents promptly upon its substitution or concurrent development.

7. EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES

7.1 As partial consideration for the rights granted by The Regents under this Agreement, Licensee will pay to The Regents an earned royalty equal to the following percentages of Net Sales:

7.1.1	One percent (1%) of Net Sales of Licensed Products consisting of therapeutic, prophylactic or diagnostic compounds covered by the Licensed Patent Rights in UC Case No. 2007-677.

7.1.2.	Two percent (2%) of Net Sales for all Licensed Products, Licensed Services or Licensed Methods not covered under Paragraph 7.1.1., above.

7.2 Licensee will pay to The Regents minimum annual royalties as follows:

•	Forty Thousand Dollars ($40,000) in 2011;

•	Forty Thousand Dollars ($40,000) in 2012;

•	Forty Thousand Dollars ($40,000) in 2013;

•	Fifty thousand dollars ($50,000) in 2014;

•	Fifty thousand dollars ($50,000) in 2015;

•	Seventy five thousand dollars ($75,000) in 2016; and,

•	One hundred thousand dollars ($100,000) beginning in 2017 and continuing in each subsequent year for the life of this Agreement.

The minimum annual royalties shall be paid to The Regents by February 28 of each calendar year and will be credited against the earned royalty and Sublicense Revenue due for the calendar year in which the minimum annual royalty payment was due. The minimum annual royalties are non-refundable and non-cancelable once due.

7.3 Where Licensee is required to pay royalties to non-Affiliate parties other than The Regents to make, use or sell a Licensed Product or Licensed Service, and if the sum of earned royalties to be paid by Licensee to all parties to make, use or sell a Licensed Product, Licensed Service or Licensed Method would exceed eight percent (8%) of Net Sales, then The Regents will agree to reduce the earned royalties due on the Licensed Patent Rights in the same proportion as that of all other non-Affiliate parties to which royalties are due in order to reach the maximum of eight percent (8%) on Net Sales in accordance with the following formula:

Reduced earned royalty on Net Sales = 2.5%(8%/y)

where “y” equals the sum of all royalties to be paid to The Regents and other non-Affiliate parties on a Licensed Product, Licensed Method or Licensed Service prior to reduction.

For example: If, in order to produce a given Licensed Product or Licensed Service, Licensee must license intellectual property rights from three other non-Affiliate entities E1, E2 and E3 at the rate of 4%, 3% and 5% on Net Sales, respectively, the total earned royalty rate on Net Sales before a proportionate reduction is equal to 14.5% (4% + 3% + 5% + 2.5%). In such circumstances, The Regents will then agree to proportionally reduce its earned royalty rate by multiplying The Regents’ earned royalty rate by the ratio of 8/14.5 if licensors E1, E2 and E3 each agree to proportional reductions in their royalty rates resulting in an earned royalty percentage on Net Sales of 1.379% to The Regents, 2.207% to E1, 1.655% to E2 and 2.759% to E3 for a total of 8%.

However, in no case shall royalties due to The Regents on the Licensed Products or Licensed Services be less than fifty percent (50%) of the royalty rate set forth in Paragraph 7.1.

8. DUE DILIGENCE

8.1 Licensee, upon execution of this Agreement, will diligently proceed with the development, manufacture and sale of at least one (1) Licensed Product, Licensed Method and Licensed Service and will diligently market the same after execution of this Agreement after development is complete and in quantities sufficient to meet market demands.

8.2 Licensee will obtain all necessary governmental approvals, including but not limited to approvals from the FDA and foreign equivalents, in each country where Licensed Products, Licensed Methods and Licensed Services are manufactured, used, sold, imported or offered for sale.

8.3 Licensee will:

8.3.1 Create proof of concept probodies and complete evaluation in animal models for desired properties of such probodies on or before June 1, 2011;

8.3.2 Complete sufficient in vivo studies to enable an FDA IND filing on or before June 1, 2013;

8.3.3 Initiate Phase I clinical trial for at least one compound covered by FDA IND filing set forth in Section 8.3.2. on or before December 31, 2014;

8.3.4 Pursue Phase II and Phase III clinical trials for the compound that is the subject of the Phase I clinical trial set forth in Section 8.3.3 diligently, in accordance with industry standards and norms, giving the circumstances and data generated by previous studies and clinical trials on such compound.

8.3.5 Upon receipt of regulatory approval from each territory to allow sale the compound subject to clinical trials under Sections 8.3.2 though 8.3.4, diligently prepare the approved Licensed Product for sale and fill market demand for Licensed Products within the approved territory and continue to fill such market demand at all times during the exclusive period of this Agreement.

8.4 In the event that Licensee is unable to meet any of the deadlines set forth in Paragraph 8.3 for reasons attributable to safety or efficacy, Licensee may request a total of three extension of such missed deadline. Each such request shall be accompanied by an extension fee (“Extension Fee”) of twenty-five thousand dollars ($25,000) for the first extension request and fifty thousand dollars ($50,000) for second and third requests for extensions. Upon extension of one deadline, all subsequent deadlines will be extended by a similar length of time. Requests for extensions shall be made in writing at least sixty (60) days prior to the deadline that Licensee will be unable to meet. Upon receipt of such request, The Regents shall grant an extension of such missed deadline by one (1) year. Each such missed deadline may be considered for an extension three times, with fall payment of the Extension Fee for each extension, for a total extension of three (3) years beyond the original deadline contained in Paragraph 8.3.

8.5 If Licensee is unable to meet the due diligence requirements set forth above for a given UC Case, despite the extensions allowed in Paragraph 8.4, The Regents, at its sole discretion, has the right and option to either terminate Licensee’s rights under this Agreement with respect to the given UC Case(s) or reduce Licensee’s exclusive license to a non-exclusive license for that UC Case(s). If Licensee’s right in any UC Case(s) hereunder is reduced to a non-exclusive license, all financial terms of this Agreement shall remain in effect. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant of Exclusive License).

8.6 To exercise either the right to terminate this Agreement or to reduce the exclusive license granted to Licensee to a non-exclusive license for lack of diligence required in this Article 8 (Due Diligence), The Regents will give Licensee written notice of the deficiency. Licensee thereafter shall have sixty (60) days to cure the deficiency. If The Regents has not received written tangible evidence satisfactory to The Regents that the deficiency has been cured by the end of the sixty (60) day period, then The Regents may, at its sole option, terminate Licensee’s rights under this Agreement with respect to the given UC Case(s) immediately without obligation to provide sixty (60) days’ notice as set forth in Article 12 (Termination) or reduce the exclusive license granted to Licensee to a non-exclusive license with respect to the given UC Case(s) by giving written notice to Licensee.

8.7 To avoid doubt, activities, efforts, investments and achievements of Licensee’s Affiliates and Sublicensees shall count as those of Licensee’s for purposes of this Article 8 (“Due Diligence”).

9. PROGRESS AND ROYALTY REPORTS

9.1 Beginning February 28, 2009, and semi-annually thereafter, Licensee will submit to The Regents a written progress report covering Licensee’s (and any Sublicensee’s) activities, in the previous two calendar quarters, related to the development and testing of all Licensed Product and the obtaining of the governmental approvals necessary for marketing and selling Licensed Products, Licensed Method and Licensed Services. Progress reports are required for each Licensed Product, Licensed Method and Licensed Service until the first commercial sale of that Licensed Product, Licensed Method or Licensed Service occurs in the U.S. and will be again required if commercial sales of such Licensed Product are suspended or discontinued for a period of more than six (6) months.

9.2 Progress reports submitted under Paragraph 9.1 will include, but are not limited to, the following topics:

9.2.1 a statement specifically addressing each diligence requirement of Article 8 (Due Diligence);

9.2.2 summary of work completed;

9.2.3 key scientific discoveries;

9.2.4 summary of work in progress;

9.2.5 current schedule of anticipated events or milestones;

9.2.6 market plans for introduction of Licensed Product, Licensed Method, and Licensed Service;

9.2.7 a summary of resources (dollar value) spent in the reporting period; and

9.2.8 Sublicensees’ activities relating to the above items, if there are any Sublicensees.

9.3 Licensee has a continuing responsibility to keep The Regents informed of the small or large business entity status (as defined by the U.S. Patent and Trademark Office) of itself and its Sublicensees.

9.4 Licensee will report to The Regents in its immediately subsequent progress and royalty report the date of first commercial sale of a Licensed Product in each country.

9.5 After the first commercial sale of a Licensed Product, Licensed Method or Licensed Service anywhere in the world, Licensee will make quarterly royalty reports to The Regents on or before each February 28 (for the quarter ending December 31), May 31 (for the quarter ending March 31), August 31 (for the quarter ending June 30) and November 30 (for the quarter ending September 30) of each year. Each royalty report will cover Licensee’s, and all Sublicensee’s, if any, most recently completed calendar quarter and will show:

9.5.1 the gross invoice prices and Net Sales of Licensed Product, Licensed Method and Licensed Service;

9.5.2 the number of each type of Licensed Product, Licensed Method or Licensed Service sold and the actual or average sales price; and, for Compound-Based Combination Products sold, a list of Active Ingredients, the dosage for each Active Ingredient and the Net Sales Price of each Active Ingredient when sold separately in equivalent dosages;

9.5.3 the patent number(s) and/or patent application number(s) used in each type of Licensed Product, Licensed Method or Licensed Service sold;

9.5.4 a listing of the payments for performance of Licensed Method or Licensed Service, or use of Licensed Product that contribute to Net Sales;

9.5.5 the royalties, in U.S. dollars, payable hereunder;

9.5.6 the method used to calculate the royalty, specifying all deductions taken and the dollar amount of each such deduction;

9.5.7 the Sublicense Revenue and Sublicensee earned royalties payable and method of calculation of each, including any deduction taken;

9.5.8 the amount of the cash equivalent of any non-cash consideration payable including the method used to calculate the non-cash consideration;

9.5.9 the exchange rates used; and,

9.5.10 in the event any retroactive discounts or rebates were granted during the period covered by the royalty report, the percentage discount(s) or rebate(s), and the total number and types of Licensed Product subject to the discount(s) or rebate(s).

9.6 If no sales of Licensed Product, Licensed Method or Licensed Service have been made during any reporting period, then a statement to this effect is required.

10. BOOKS AND RECORDS

10.1 Licensee will keep accurate books and records showing all Licensed Product manufactured, used and/or sold, all Licensed Service provided, and all charges for performance of Licensed Method or use of Licensed Product under the terms of this Agreement. Books and records must be preserved for at least five (5) years from the date of the payment to which they pertain.

10.2 Books and records of Licensee (and any Sublicensees) must be open to inspection by representatives or agents of The Regents at reasonable times on reasonable notice during normal business hours, no more often than once per year, within five (5) years after the time period to which the audited records relate, with only one audit for the records as to any given accounting period (excluding “follow on” or supplemental audits to an initial audit). Upon request, The

Regents’ representative or agent will enter into a reasonable confidentiality agreement as long as such confidentiality agreement allows The Regents’ representative or agent to conduct a meaningful audit and to effectively communicate and substantiate the results of such audit to The Regents. The Regents shall bear the fees and expenses of examination but if an error in payments of more than five percent (5%) of the total payments due for any year is discovered in any examination, then Licensee will bear the fees and expenses of that examination. Licensee will remit any underpayment as well as reimbursement of fees and expenses for examination to The Regents within thirty (30) days of the examination results.

11. TERM

11.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement will be in force from the Effective Date until the later of (i) the expiration of the last-to-expire Valid Claim under the Licensed Patent Rights, or (ii) the date the last patent application licensed under this Agreement is abandoned.

11.2 Any termination of this Agreement will not affect the rights and obligations set forth in the following Articles:

Paragraph 4.8	Late Payments
Article 10	Books and Records
Article 11	Term
Article 13	Disposition of Licensed Product on Hand Upon Termination
Article 14	Use of Names and Trademarks
Article 15	Limited Warranty
Paragraph 16.5	Patent Costs
Article 19	Indemnification
Article 23	Failure to Perform
Article 24	Governing Laws
Article 27	Secrecy
Exhibit A	Milestone Payments (including payments, if any, that were not yet due by the expiration or termination date)

12. TERMINATION

12.1 Licensee has the right at any time to terminate this Agreement in whole or as to any portion of Licensed Patent Rights by giving notice in writing to The Regents. Such notice of termination will be subject to Article 20 (Notices) and termination of this Agreement will be effective sixty (60) days from the effective date of such notice.

12.2 If Licensee fails to perform or violates any term of this Agreement, then The Regents may give written notice of default (“Notice of Default”) to Licensee. If Licensee fails to repair the default within ninety (90) days of the effective date of Notice of Default, then The Regents may terminate this Agreement and its licenses by a second written notice (“Notice of Termination”). If a Notice of Termination is sent to Licensee, then this Agreement will automatically terminate on the effective date of that notice. Such termination will not relieve Licensee of its obligation to pay any fees owing at the time of the effective date of termination and will not impair any accrued right of The Regents. These notices are subject to Article 20 (Notices).

12.3 This Agreement shall automatically terminate, without the obligation to provide notice, upon the filing of a petition for relief under the United States Bankruptcy Code by or against Licensee as a debtor or alleged debtor.

12.4 This Agreement shall automatically terminate without the obligation to provide ninety (90) days’ notice as set forth in Paragraph 12.2 upon the filing of a claim that in any way includes the assertion that any portion of Licensed Patent Rights is invalid or unenforceable, where such filing is made by Licensee, a third party on behalf of Licensee or a third party at the written urging of Licensee.

12.5 Any termination under this Article 12 (Termination) does not relieve Licensee of any obligation or liability accrued under this Agreement prior to termination, or rescind any payment made to The Regents or anything done by Licensee prior to the time termination becomes effective. Termination does not affect in any manner any rights of The Regents arising under this Agreement prior to termination.

13. DISPOSITION OF LICENSED PRODUCT ON HAND UPON TERMINATION

Upon termination of this Agreement, Licensee is entitled to dispose of all previously made or partially made Licensed Product, but no more, within a period of one hundred and twenty (120) days provided that the sale of Licensed Product is subject to the terms of this Agreement, including, but not limited to, the rendering of reports and payment of royalties required under this Agreement.

14. USE OF NAMES AND TRADEMARKS

Nothing contained in this Agreement confers any right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). The use by Licensee of the name “The Regents of the University of California” or the name or logo of any campus of the University of California in advertising, publicity or other promotional activities is prohibited.

15. LIMITED WARRANTY

15.1	The Regents warrants to Licensee that it has the lawful right to grant this license.

15.2 This license and the associated Inventions are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT THE INVENTIONS, LICENSED PATENT RIGHTS, LICENSED PRODUCT, LICENSED SERVICE OR LICENSED METHOD WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

15.3 IN NO EVENT MAY THE REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTIONS, LICENSED SERVICE, LICENSED METHOD, OR LICENSED PRODUCT.

15.4 This Agreement does not:

15.4.1 express or imply a warranty or representation as to the validity or scope of any Licensed Patent Rights;

15.4.2 express or imply a warranty or representation that anything made, used, sold, offered for sale or imported or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties;

15.4.3 obligate The Regents to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 18 (Patent Infringement);

15.4.4 confer by implication, estoppel or otherwise any license or rights under any patents or patent applications of The Regents other than Licensed Patent Rights as defined in this Agreement, regardless of whether those patents or patent applications are dominant or subordinate to Licensed Patent Rights; or

15.4.5 obligate The Regents to furnish any know-how not provided in Licensed Patent Rights.

16. PATENT PROSECUTION AND MAINTENANCE

16.1 As long as Licensee has paid patent costs as provided for in this Article 16 (Patent Prosecution and Maintenance), The Regents shall diligently endeavor to prosecute and maintain the U.S. and foreign patents comprising Licensed Patent Rights using counsel of its choice, and The Regents shall provide Licensee with copies of all relevant documentation so that Licensee may be informed of the continuing prosecution; and Licensee agrees to keep this documentation confidential. The Regents’ counsel will take instructions only from The Regents, and all patents and patent applications under this Agreement will be assigned solely to The Regents, except in the case of jointly-owned inventions.

16.2 The Regents shall use reasonable efforts to amend any patent application to include claims reasonably requested by Licensee to protect the Licensed Products and Licensed Services contemplated to be sold under this Agreement.

16.3 If Licensee determines that the best (from the standpoint of maximizing effective exclusivity for the product) patent to extend with respect to any Licensed Product is a Licensed Patent Right, then Licensee will apply for an extension of the term of a patent included within Licensed Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this law

(“Extension”). Licensee will prepare all documents and The Regents agrees to execute the documents and to take additional action as Licensee reasonably requests in connection therewith. In the event Licensee determines not to apply for an Extension in favor of applying for an extension of other patent rights that are not included within the definition of Licensed Patent Rights, then Licensee shall continue to pay earned royalties to The Regents at fifty percent (50%) of the earned royalty rate set forth in Article 7, for up to five (5) years after the expiration of the relevant Licensed Patent Right, or if shorter then for the life of the actually extended patent right(s). Licensee will apply for an extension of the term of any patent included within Licensed Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this Law. Licensee will prepare all documents and The Regents agrees to execute the documents and to take additional action as Licensee reasonably requests in connection therewith.

16.4 If either party (in the case of The Regents, the licensing professional responsible for administration of this Agreement) receives notice pertaining to infringement or potential infringement of any issued patent included within Licensed Patent Rights under the Drug Price Competition and Patent Term Restoration Act of 1984 (and/or foreign counterparts of this Law), then that party will notify the other party within ten (10) days after receipt of notice of infringement.

16.5 Licensee will bear the costs of preparing, filing, prosecuting and maintaining all U.S. and foreign patents and patent applications contemplated by this Agreement. Costs billed to or incurred by The Regents will be rebilled to Licensee and are due within thirty (30) days of rebilling by The Regents. These costs include patent prosecution and maintenance costs for the Inventions incurred by The Regents prior to the execution of this Agreement and any patent costs that may be incurred for patentability opinions, re-examination, re-issue, interferences, oppositions, or inventorship determinations.

16.6 Licensee may request The Regents seek to obtain patent protection on the Inventions in foreign countries if available and if it so desires. Licensee will notify The Regents of its decision to seek to obtain or maintain foreign patents not less than ninety (90) days prior to the deadline for any payment, filing or action to be taken in connection therewith. This notice concerning foreign filing must be in writing and must identify the countries desired. The absence of such a notice from Licensee to The Regents will be considered an election not to seek to obtain or maintain foreign rights.

16.7 Licensee’s obligation to underwrite and to pay patent prosecution costs will continue for so long as this Agreement remains in effect, but Licensee may terminate its obligations with respect to any given patent or patent application upon ninety (90) days’ written notice to The Regents. The Regents may prosecute and maintain such application(s) or patent(s) at its sole discretion and expense, but Licensee will have no further right or licenses thereunder. Non-payment of patent costs may be deemed by The Regents as an election by Licensee not to maintain application(s) or patent(s).

16.8 The Regents may file, prosecute or maintain patents or patent applications at its own expense in any country in which Licensee has not elected to file, prosecute or maintain patents or patent applications in accordance with this Article 16 (Patent Prosecution and Maintenance) and those applications and resultant patents will not be subject to this Agreement,

17. PATENT MARKING

Licensee will mark all Licensed Product made, used, offered for sale, imported or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

18. PATENT INFRINGEMENT

18.1	With respect to Licensed Patent Rights licensed exclusively:

18.1.1 In the event that The Regents (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or Licensee learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”). During the period in which, and in the jurisdiction where, Licensee has exclusive rights under this Agreement, neither The Regents nor Licensee will notify a possible infringer of infringement or put such infringer on notice of the existence of any Licensed Patent Rights without first obtaining consent of the other. If Licensee puts such infringer on notice of the existence of any Licensed Patent Rights with respect to such infringement without first obtaining the written consent of The Regents and if a declaratory judgment action is filed by such infringer against The Regents, then Licensee’s right to initiate a suit against such infringer for infringement under Paragraph 18.1.2 below will terminate immediately without the obligation of The Regents to provide notice to Licensee. Both The Regents and Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

18.1.2 If infringing activity of potential commercial significance by the infringer has not been abated within ninety (90) days following the date the Infringement Notice takes effect, Licensee may institute suit for patent infringement against the infringer. The Regents may voluntarily join such suit at its own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of Licensee’s suit or any judgment rendered in that suit. Licensee may not join The Regents as a party in a suit initiated by Licensee without The Regents’ prior written consent. If, in a suit initiated by Licensee, The Regents is involuntarily joined other than by Licensee, Licensee will pay any costs incurred by The Regents arising out of such suit, including but not limited to, any legal fees of counsel that The Regents selects and retains to represent it in the suit.

18.1.3 If, within one hundred and eighty (180) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if Licensee has not brought suit against the infringer, The Regents may institute suit for patent infringement against the infringer. If The Regents institutes such suit, Licensee may not join such suit without The Regents’ consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of The Regents’ suit or any judgment rendered in that suit. The Regents will, before bringing any such suit, confer with Licensee and consider the Licensee’s views as to whether the suit should be brought, but the decision to bring the suit shall be in The Regents’ sole discretion.

18.1.4 Any recovery or settlement received in connection with any suit will first be shared by The Regents and Licensee equally to cover the litigation costs each incurred, and next shall be paid to The Regents or Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by Licensee, any recovery in excess of litigation costs will be shared between Licensee and The Regents as follows: (a) for any recovery other than amounts paid for willful infringement: (i) on a suit brought by the Licensee The Regents will receive fifteen percent (15%) of the recovery if The Regents was not a party in the litigation and did not incur any litigation costs that were not reimbursed by Licensee, (ii) The Regents will receive twenty-five percent (25%) of the recovery if The Regents was a party in the litigation whether joined as a party under the provisions of Paragraph 18.1.2 or otherwise, but did not incur any litigation costs that were not reimbursed by Licensee, and (iii) if The Regents incurred any significant litigation costs in connection with the litigation not reimbursed by Licensee in due course on an ongoing basis, The Regents will receive thirty five percent (35%) of the recovery; and, (b) for any recovery for willful infringement, The Regents will receive fifty percent (50%) of the recovery. To be clear, it is understood and agreed that the “recovery” referred to in (a) and (b) of the foregoing sentence is that portion of the recovery that remains after both parties’ litigation costs have been paid back out of the total amount recovered on the suit. In any suit initiated by The Regents, any recovery in excess of litigation costs will belong to The Regents. The Regents and Licensee agree to be bound by all determinations of patent infringement, validity, and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Article 18 (Patent Infringement).

18.1.5 Any agreement made by Licensee for purposes of settling litigation or other dispute will comply with the requirements of Article 3 (Sublicenses) of this Agreement. In no event shall Licensee admit liability or wrongdoing on behalf of The Regents without The Regents’ prior written consent.

18.1.6 Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

18.1.7 Any litigation proceedings will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by Licensee. In no event may Licensee admit liability or wrongdoing on behalf of The Regents without The Regents’ prior written consent.

18.2 With respect to any Licensed Patent Rights licensed non-exclusively:

In the event that the Licensee learns of infringement of potential commercial significance of any patent licensed non-exclusively under this Agreement, Licensee will provide The Regents (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it. During the period in which, and in the jurisdiction where, the Licensee has rights under this Agreement, the Licensee will not notify a third party (including the infringer) or put such third party on notice of the existence of any non-exclusively Licensed Patent Rights without first obtaining the written consent of The Regents. Licensee will cooperate with The Regents in litigation proceedings instituted hereunder.

19. INDEMNIFICATION

19.1 Licensee will (and will require all Sublicensees to) indemnify, hold harmless and defend The Regents, its officers, employees and agents, the sponsors of the research that led to the Inventions and the inventors of the patents and patent applications in Licensed Patent Rights and their employers against any and all claims, suits, losses, liabilities, damages, costs, fees and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification includes, but is not limited to, any product liability.

19.2 Licensee, at its sole cost and expense, will insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance as follows:

19.2.1 Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

19.2.1.1	With respect to Licensed Products or Licensed Services to be used or tested in vivo including, but not limited to, therapeutic or prophylactic compound:

Each Occurrence	$5,000,000
Products/Completed Operations Aggregate	$10,000,000
Personal and Advertising Injury	$5,000,000
General Aggregate	$10,000,000

19.2.1.2	With respect to Licensed Products or Licensed Services to be used or tested in vitro including, but not limited to, drug discovery tools:

Each Occurrence	$1,000,000
Products/Completed Operations Aggregate	$5,000,000
Personal and Advertising Injury	$1,000,000
General Aggregate	$5,000,000

If the above insurance is written on a claims-made form, it will continue for three (3) years following termination or expiration of this Agreement. The insurance will have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement; and

19.2.2 Worker’s Compensation as legally required in the jurisdiction in which Licensee is doing business.

19.3 The coverage and limits referred to in Paragraphs 19.2.1 and 19.2.2 above will not in any way limit the liability of Licensee under this Article 19 (Indemnification). Upon the execution of this Agreement, Licensee will furnish The Regents with certificates of insurance evidencing compliance with all requirements. Such certificates will:

•	Provide for thirty (30) days’ (ten (10) days for non-payment of premium) advance written notice to The Regents of any cancellation of insurance coverage; Licensee will promptly notify The Regents of any material modification of the insurance coverage;

•	Indicate that The Regents has been endorsed as an additional insured under the coverage described above in Paragraph 19.2.1; and

•	Include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by The Regents.

19.4 The Regents will promptly notify Licensee in writing of any claim or suit brought against The Regents for which The Regents or any Regents’ Indemnitee(s) intend(s) to invoke the provisions of this Article 19 (Indemnification). The Regents’ Indemnitees must tender defense of such claim or suit to Licensee in order to remain eligible for indemnification. Licensee will keep The Regents informed of its defense of any claims pursuant to this Article 19 (Indemnification).

20. NOTICES

20.1 Any notice or payment required to be given to either party will be deemed to have been properly given and to be effective as of the date specified below if delivered to the respective address given below or to another address as designated by written notice given to the other party:

20.1.1 on the date of delivery if delivered in person; or

20.1.2 on the date of mailing if mailed by first-class certified mail, postage paid, or if mailed by any global express carrier service that requires recipient to sign the documents demonstrating the delivery of such notice or payment.

In the case of Licensee:	CytomX therapeutics, LLC 460 Ward Drive, Suite E1 Santa Barbara, CA 93111 Attn: CEO

In the case of The Regents: (other than for payments)	University of California, Santa Barbara Office of Technology & Industry Alliances 342 Lagoon Road, Mail Code 2055 Santa Barbara, California 93106-2055 Attn: Director RE: UC Case No. 2003-460 et al.

For payments to The Regents:	The Regents of the University of California Innovation Alliances & Services 1111 Franklin Street, 5th Floor Oakland, CA 94607 Attn: Finance Administration

21. ASSIGNABILITY

This Agreement may be assigned by The Regents, but is personal to Licensee and assignable by Licensee only(a) with the written consent of The Regents, and/or (b) in connection with Licensee’s merger with, or sale of all or substantially all of its assets to which this Agreement related, to another entity.

22. NO WAIVER

No waiver by either party of any default of this Agreement may be deemed a waiver of any subsequent or similar default.

23. FAILURE TO PERFORM

23.1 If either party finds it necessary to undertake legal action against the other on account of failure of performance due under this Agreement, then the prevailing party is entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

23.2 Except for Licensee’s obligation to make any payments to The Regents hereunder, the parties shall not be responsible for any failure to perform due to the occurrence of any events beyond their reasonable control (force majeure), which render their performance impossible. Either party to this Agreement, however, will have the right to terminate this Agreement upon thirty (30) days’ prior written notice if either party is unable to fulfill its obligations under this Agreement due to force majeure for a period of one (1) year.

24. GOVERNING LAWS

THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO CONFLICT OF LAWS OR TO WHICH PARTY DRAFTED PARTICULAR PROVISIONS OF THIS AGREEMENT, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of the patent or patent application. Disputes between the parties regarding this Agreement will utilize only trial courts within California for disputes that go to court.

25. GOVERNMENT APPROVAL OR REGISTRATION

If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee will assume all legal obligations to do so. Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. Licensee will make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

26. COMPLIANCE WITH LAWS

Licensee will comply with all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture, sale or import of Licensed Products, Licensed Services or practice of Licensed Method. Licensee will observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data and the provision of Licensed Services to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations. Licensee will manufacture Licensed Products and practice Licensed Method in compliance with applicable government importation laws and regulations of a particular country for Licensed Products made outside the particular country in which such Licensed Products are used or sold.

27. SECRECY

27.1 With regard to confidential information (“Data”), which can be oral or written or both, received from The Regents regarding the Inventions, Licensee agrees:

27.1.1 not to use the Data except for the sole purpose of performing under the terms of this Agreement;

27.1.2 to safeguard Data against disclosure to others with the same degree of care as it exercises with its own data of a similar nature, but in no case less than a reasonable degree of care;

27.1.3 not to disclose Data to others (except to its employees, agents or consultants who are bound to Licensee by a like obligation of confidentiality) without the express written permission of The Regents, except that Licensee is not prevented from using or disclosing any of the Data that:

27.1.3.1 Licensee can demonstrate by written records was previously known to it;

27.1.3.2 is now or becomes in the future, public knowledge other than through acts or omissions of Licensee;

27.1.3.3 is lawfully obtained by Licensee from sources independent of The Regents; or

27.1.3.4 is required by applicable law.

27.2 The secrecy obligations of Licensee with respect to Data will continue for a period ending five (5) years from the expiration or termination date of this Agreement.

27.3 The Regents is free to release to the inventors and senior administrators employed by The Regents the terms and conditions of this Agreement. For the avoidance of doubt, The Regents is free to release the terms and conditions of this Agreement as required by the California Public Records Act or applicable law.

28. MISCELLANEOUS

28.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

28.2 This Agreement is not binding on the parties until it has been signed below on behalf of each party. It is then effective as of the Effective Date.

28.3 No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.

28.4 This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. The Prior Agreement is hereby terminated.

28.5 In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if the invalid, illegal or unenforceable provisions had never been contained in it.

28.6 None of the provisions of this Agreement is intended to create any form of joint venture between the parties, rights in third parties or rights that are enforceable by any third party.

28.7 This Agreement may be signed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, both The Regents and Licensee have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

CYTOMX THERAPEUTICS, LLC		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:		By:

	(Signature)		(Signature)

Name:	Nancy Stagliano, PhD	Name:	Sherylle Mills Englander

Title:	Chief Executive Officer	Title:	Director, Technology & Industry Alliances

Date:	8/19/10	Date:	8/19/10

EXHIBIT A

MILESTONE PAYMENT

1.	DEFINITIONS

1.1 “Liquidity Event” shall mean the first to occur of the following:

(a) the closing of an initial public offering of Licensee’s shares of Common Stock in an underwritten public offering pursuant to (i) a registration statement that is filed with the Securities and Exchange Commission and has become effective under the Securities Act of 1933, as amended, or (ii) any similar process under the applicable laws of any foreign government, pursuant to which such shares of Common Stock are listed for trading on a national securities exchange or its equivalent;

(b) after Licensee has received cumulative proceeds of at least $20.0 million from the issuance of its equity securities, the closing of any consolidation or merger of Licensee with any non-Affiliate (whether through a single or a series of transactions) which results in the members or stockholders (as applicable) of Licensee immediately prior to the transaction (or series of transactions, in the case of a series of transactions) owning, immediately after the closing of the transaction (or series of transactions, in the case of a series of transactions), less than fifty percent (50%) of Licensee’s voting rights or less than fifty percent (50%) of the outstanding shares of Common Stock and Preferred Stock of Licensee or the surviving or acquiring entity, as applicable (“Change of Control”);

(c) sale or other disposition of all or substantially all of the assets of Licensee to a non-Affiliate;

(d) sale or other disposition of all or at least a majority of the outstanding shares of Common Stock of Licensee in a transaction resulting in a Change of Control; or

(e) dissolution of Licensee and the distribution, to the owners of Licensee, of Licensee’s net assets.

1.2 “Equity-Based Milestone Payment” shall mean a cash milestone payment in an amount equal to the then-current value, as of the date of the first Liquidity Event, of a number of shares of Common Stock representing one and one-half percent (1.5%) of Licensee’s Common Stock as if such Common Stock had been granted to The Regents on June 15, 2008.

(a) The amount of such shares shall be adjusted for (i) any adjustments in Licensee’s capital structure (e.g., stock splits, reverse stock splits, etc.), and (i) any stock distributions described in Paragraph 2.2(b) of this Exhibit A.

(b) The Regents’ Common Stock equivalent will be subject to dilution from time to time at the same time and on the same terms as each other issued and outstanding share of Common Stock, provided that The Regents’ Common Stock equivalent shall be subject to no greater dilution than that of any other issued and outstanding shares of Common Stock; and

(c) In determining the amount of the cash milestone payment payable hereunder, the “value” of such Common Stock equivalent shall be based upon the following:

(i) if the Liquidity Event occasioning the payment hereunder is that described in Paragraph 1.1(a) of this Exhibit A, then such value shall be determined by using the closing price per share of Licensee’s Common Stock on the first day on which such shares are traded following Licensee’s registration statement being declared effective under the Securities Act of 1933; or

(ii) if the Liquidity Event occasioning the payment hereunder is that described in Paragraph 1.1(b) or (d) of this Exhibit A, then such value shall be determined by using the consideration per share paid to holder of Common Stock in such Liquidity Event; or

(iii) if the Liquidity Event occasioning the payment hereunder is that described in Paragraph 1.1(c) or (e) of this Exhibit A, then such value shall be determined by using the amount per share distributed to the holders of Licensee’s Common Stock.

1.3 “Common Membership Units” means the Common Membership Units of Licensee, having the rights, preferences, and privileges, and subject to the restrictions and limitations, set forth in Licensee’s Operating Agreement.

1.4 “Common Stock” means (a) during all periods in which Licensee is a limited liability company, Licensee’s Common Membership Units, and (b) during all periods in which Licensee is a corporation, shares of Licensee’s common capital stock.

1.5 “Fully-Diluted Shares” means, as of any date, the sum of (a) all issued and outstanding shares of Common Stock of Licensee, plus (b) all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock of Licensee, plus (c) all shares of Common Stock issuable upon exercise of all options and upon exercise, conversion, or exchange of all issued and outstanding warrants and all other issued and outstanding securities convertible into or exchangeable for the shares of Common Stock of Licensee.

1.6 “Operating Agreement” means Licensee’s Operating Agreement dated as of as of February 1, 2008, as thereafter amended from time to time.

1.7 “Preferred Stock” means (a) during all periods in which Licensee is a limited liability company, Licensee’s issued and outstanding “Preferred Membership Units” (as such term is defined in the Operating Agreement), and (b) during all periods in which Licensee is a corporation, shares of licensee’s issued and outstanding preferred stock.

2.	PAYMENTS TO THE REGENTS

2.1 Within sixty (60) days following the first Liquidity Event, Licensee shall pay to The Regents the Equity-Based Milestone Payment.

2.2 If, prior to the occurrence of a Liquidity Event, Licensee distributes to holders of its Common Stock:

(a) Any cash distribution with respect to issued and outstanding shares of Common Stock that represents a cash dividend or other distribution of Licensee’s net profits, then Licensee shall pay to The Regents the amount of the distribution that The Regents would have been entitled to receive if The Regents had owned, as of the record date for such distribution, the number of shares of Common Stock identified in Paragraph 1.2 of this Exhibit A. Any such cash payments shall be made to The Regents at the same time and in the same manner as other holders of Common Stock.

(b) Any distribution payable solely in the form of a stock dividend, then the number of such shares of Common Stock identified in Paragraph 1.2 shall be deemed to be adjusted, as of the date of such distribution, to include the number of shares that The Regents would have been entitled to receive if The Regents had owned, as of the record date for such distribution, the number of shares identified in Paragraph 1.2 of this Exhibit A.

3.	REPORTING

3.1 REPORTS OF CAPITAL EVENTS. Promptly following the occurrence of any stock dividend described in Paragraph 2.2(b), above, or any adjustment in Licensee’s capital structure, Licensee shall deliver to Licensor a written report summarizing such adjustment and its impact on the calculation of the Equity-Based Milestone Payment.

3.2 REPORT IN CONNECTION WITH EQUITY MILESTONE PAYMENT. When the Licensee makes payment under Section 2.1, Licensee will also provide a written report summarizing the basis for the calculation of such Equity-Based Milestone Payment. Thereafter, promptly following the written request of The Regents, Licensee shall provide to The Regents all documentation and reports reasonably necessary to enable The Regents to confirm the accuracy of such Equity-Based Milestone Payment, including but not limited to stock purchase agreements, updated capitalization tables, notice of dividends and profit distributions, and notice of stock splits, at the same time such documentation is provided to other holders of Equity.

3.3 CURRENT LICENSEE CAPITALIZATION. Licensee hereby represents and warrants that as of June 15, 2008, Licensee has Nine Million Three Hundred Ninety-eight Thousand Nine Hundred Sixty-two (9,398,962) Fully-Diluted Shares issued and outstanding.

EXHIBIT B

UC Case Number	Application Number or Patent Number	Scope of License (Exclusive or Non-Exclusive)
2003-460-1	60/495,698	Non-exclusive

2003-460-2	7,256,038	Non-exclusive

2003-460-3	11/612,757	Non-exclusive

2003-460-4	12/653,897	Non-exclusive

2006-099-1	60/712,434	Non-exclusive

2006-099-2	7,666,817	Non-exclusive

2006-099-3	12/646,323	Non-exclusive

2007-677-1	60/957,449	Exclusive

2007-677-2 (jointly owned between The Regents and Licensee)	60/957,453	Exclusive

2007-677-3 (jointly owned between The Regents and Licensee)	61/052,986	Exclusive

2007-677-4 (jointly owned between The Regents and Licensee)	12/196,269	Exclusive

2007-778-1	60/962,086	Non-exclusive

2007-778-2	12/220,448	Non-exclusive

UC Agreement No.: 2011-03-0081

UC Case No(s): 2003-460, et al.

AMENDMENT NO. 1 TO EXCLUSIVE AGREEMENT

This Amendment No. 1 to that certain Exclusive Agreement dated as of August 19, 2010 and bearing UC Agreement No, 2011-03-0081 (“Agreement”) by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA (“The Regents”) and CYTOMX THERAPEUTICS, INC. (“Licensee”) is made effective this 30th day of May, 2013 (the “Amendment Effective Date”).

WHEREAS, CytomX Therapeutics, LLC assigned the Agreement to CytomX Therapeutics, Inc. as of September 22, 2011 pursuant to that certain Contribution Agreement between CytomX Therapeutics, LLC and CytomX Therapeutics, Inc., with the prior written consent of the The Regents provided in that certain letter from The Regents to CytomX Therapeutics, LLC dated September 16, 2011.

WHEREAS, in the Agreement, Licensee agrees to license certain inventions to develop commercial products, and The Regents agrees to license such inventions so products are developed to benefit the public;

WHEREAS, the parties desire to amend the agreement to adjust the exclusivity and scope of certain of the rights granted by The Regents and adjust certain financial terms; and

WHEREAS, for mutual consideration, the receipt and sufficiency of which is hereby acknowledged, the parties desire to modify the terms of the Agreement.

NOW THEREFORE, the Agreement is hereby amended as follows:

1. Capitalized terms not defined herein shall have the same meaning set forth in the Agreement.

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2. Section 1.5 (“Field”) is hereby deleted in its entirety and replaced with the following:

“1.5 Fields.

1.5.1 “Pro-Therapeutics Discovery Field” shall mean identification and discovery of pro-protein, pro-peptide, and/or protease-activated biologics, including masks and substrates for the identification and discovery of pro-protein, pro-peptide and/or protease-activated biologics, that may be useful for therapy, prophylaxis, diagnostics and/or in vivo imaging.

1.5.2 “Therapeutic Compound Field” shall mean the fields of therapeutics, diagnostics, in vivo imaging and prophylactics. For the purpose of diagnostic applications within the Therapeutic Compound Field, any reagents, research tools, kits or assays that are sold solely as a companion diagnostic for a therapeutic or prophylactic compound covered by UC Case 2007-677 shall be included in the Therapeutic Compound Field.

1.5.3. All other uses outside of the defined fields in this Section 1.5, including, but not limited to, all reagents and research tools and/or kits or assays for use as reagents or research tools (in each case except as expressly included in Section 1.5.2) are expressly excluded from the fields defined in this Section 1.5.”

3. At the end of Section 1.10 (definition of “Net Sales”) the following sentence is hereby added:

“Notwithstanding the foregoing, if Licensee grants a sublicense in the Therapeutic Compound Field to any Sublicensee that is a pharmaceutical or biopharmaceutical company having a market capitalization of at least one billion dollars, then the Net Sales definition for the purposes of this Agreement shall be deemed to be the definition of “Net Sales” in such sublicense agreement, and, notwithstanding Section 4.4 of this Agreement, the mechanism of currency conversion for the determination of such Net Sales by such biopharmaceutical or pharmaceutical company shall be the mechanism defined in such sublicense agreement.”

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4. Section 2.1 is hereby deleted in its entirety and replaced with the following:

“2.1 Subject to the limitations set forth in this Agreement, The Regents grants to Licensee the following exclusive licenses in and for the following fields under the Licensed Patent Rights to make, have made, use, sell, offer for sale and import Licensed Products and Licensed Services and to practice Licensed Method to the extent permitted by law:

•	With respect to the Discovery Tool Patent Rights, an exclusive license in the Pro-Therapeutics Discovery Field; and,

•	With respect to all other Licensed Patent Rights (i.e., all Licensed Patent Rights other than Discovery Tool Patent Rights), an exclusive license in the Therapeutic Compound Field

In addition to the above, to the extent permitted by law, The Regents grants to Licensee a non-exclusive license under the Discovery Tool Patent Rights in the Therapeutic Compound Field, Licensee’s rights under this Agreement are limited to those expressly granted, and all other rights are reserved to The Regents. In the event that The Regents licenses the Discovery Tool Patent Rights to a third party for commercial use, The Regents will expressly exclude the Pro-Therapeutics Discovery Field from the third party’s license.”

5. Section 3.4(a)(1) is hereby deleted in its entirety and replaced with the following:

“1. Except as set forth in Section 3.4(a)(2) or 3.4(a)(3), the amount of either (aa) or (bb) below, whichever is greater:

(aa)	The following percentages of any Sublicense Revenue:

(i)	Fifteen percent (15%) of Sublicense Revenue for the life of the sublicense agreement unless, prior to entering into the sublicense agreement, an IND(s) was filed by Licensee covering each program included within the sublicense agreement, with “program” being defined as no broader than all proproteins to a given target unless UCSB agrees otherwise in its sole discretion; or,

(ii)	Five percent (5%) of Sublicense Revenue for all sublicense agreements not covered above.

(bb)	Fifty thousand dollars ($50,000).

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For the purpose of this Agreement, ‘Sublicense Revenue’ shall be defined as any fees (including any in-kind consideration) owed to or received by Licensee, e.g. up-front fees, sublicense maintenance fees, milestone payments or any other sublicense revenues (other than royalties) under a sublicense (‘Sublicense Revenue’). Sublicense Revenue shall exclude: (i) actual and verifiable payments to be used as future research and development funding including costs of materials, equipment and manufacturing services and testing, but direct and indirect costs of such research and development in excess of 115% of the cost of raw materials and FTE costs above commercially reasonable and standard FTE rates will be considered Sublicense Revenue; (ii) debt financing at fair market returns; and, (iii) purchase of equity. Notwithstanding the foregoing, if a Sublicensee receives equity of Licensee, and the purchase price of such equity exceeds 100% of the fair market value of such equity (such excess being referred to as the ‘premium’), then such premium shall be considered Sublicense Revenue. For the purpose of clarity, revenue expressly excluded from Sublicense Revenue under this subparagraph shall not be considered a Licensed Service subject to an earned royalty under Article 7.

6. Section 6.2 is deleted in its entirety and replaced with the following:

“6.2	With respect to each Licensed Product that consists of a molecule or compound used for therapeutic, prophylactic, or diagnostic indications and covered by Licensed Patent Rights (and except as provided in Paragraph 6.7), Licensee will pay to The Regents the following amounts for each of the first two indications for the Licensed Product approved by the FDA (each of which indications may be either therapeutic, prophylactic or diagnostic):

6.2.1 Fifty thousand dollars ($50,000) due upon the non-rejection (or formal acceptance) of the first Investigational New Drug Application (‘IND’) for such Licensed Product by the United States Food and Drug Administration (‘FDA’);

6.2.2 Seventy-five thousand dollars ($75,000) due upon the first patient enrollment in the first Phase I Clinical Trial for such Licensed Product;

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6.2.3 One hundred and fifty thousand dollars ($150,000) due upon the first patient enrollment in the first Phase II Clinical Trial for such Licensed Product;

6.2.4 Three hundred thousand dollars ($300,000) due upon approval of the first patient enrollment in the first Phase III Clinical Trial for such Licensed Product; and,

6.2.5 Five hundred thousand dollars ($500,000) due upon approval of the first New Drug Application (‘NDA’) with the FDA for such Licensed Product.”

7. Section 7.2 is deleted in its entirety and replaced with the following:

“7.2	Licensee will pay to The Regents minimum annual royalties as follows:

•	Forty thousand dollars ($40,000) in 2011;

•	Sixty five thousand dollars ($40,000) in 2012;

•	Seventy-five thousand dollars ($100,000) in 2013;

•	One hundred thousand dollars ($100,000) in 2014;

•	One hundred twenty-five thousand dollars ($125,000) in 2015;

•	One hundred-fifty thousand dollars ($150,000) beginning in 2016 and continuing in each subsequent year for the life of this Agreement.

The minimum annual royalties shall be paid to The Regents by February 28 of each calendar year, except for 2013 in which case $40,000 shall be due by February 28, 2013 and the remaining $60,000 shall be due within thirty (30) days of the execution of this Amendment No. 1. The minimum annual royalties will be credited against the earned royalty and Sublicense Revenue due for the calendar year in which the minimum annual royalty payment was due. The minimum annual royalties are non-refund able and non-cancelable once due.”

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8. Section 8.3 is hereby deleted in its entirety and replaced with the following:

“8.3	Licensee will meet the following product development milestones:

8.3.1. With respect to the development of therapeutic, prophylactic, in vivo imaging or diagnostic compounds, Licensee will:

8.3.1.1	Create proof of concept probodies and complete evaluation in animal models for desired properties of such probodies on or before June 1, 2011, which the Parties agree Licensee met;

8.3.1.2	Complete sufficient in vivo studies to enable an FDA IND filing on or before June 1, 2014;

8.3.1.3	Initiate Phase I clinical trial for at least one compound covered by FDA IND filing set forth in Section 8.3.1.2 on or before December 31, 2015;

8.3.1.4	Pursue Phase II and Phase III clinical trials for the compound that is the subject of the Phase I clinical trial set forth in Section 8.3.1.3 diligently, in accordance with industry standards and norms, given the circumstances and data generated by previous studies and clinical trials on such compound;

8.3.1.5	Upon receipt of regulatory approval from each territory to allow sale of the compound subject to clinical trials under Section 8.3.1.3 and 8.3.1.4, diligently prepare the approved Licensed Product for sale and fill market demand for Licensed Products within the approved territory and continue to fill such market demand at all times during the exclusive period of this Agreement.

8.3.2	With respect to further development and use of the Discovery Tool Patent Rights and to assure the Discovery Tool Patent Rights continue to be used for the public benefit, Licensee will:

8.3.2.1	Actively engage in seeking partnership and collaboration opportunities with other pharmaceutical and biotech companies which involve the use of the Discovery Research Tools to identify new compounds for the public benefit;

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8.3.2.1	Identify no less than five (5) masks and five (5) substrates for probody compounds using the Discovery Tool Patent Rights by June 1, 2013;

8.3.2.2	Identify no less than ten (10) masks and ten (10) substrates for probody compounds using the Discovery Tool Patent Rights by June 1, 2014;

8.3.2.3	Identify no less than fifteen (15) masks and fifteen (15) substrates for probodies using the Discovery Tool Patent Rights by June 1, 2015; and

8.3.2.3	Complete sufficient in vivo studies to enable an FDA IND filing for at least one (1) compound identified through the use of the Discovery Tool Patent Rights (in addition to the compound described in Section 8.3.1.2) by June 1, 2016.

9. Section 8.4 is hereby deleted in its entirety and replaced with the following:

8.4 In the event that Licensee is unable to meet any of the deadlines set forth in Paragraph 8.3 for reasons attributable to safety or efficacy, Licensee may request a total of three extensions of such missed deadline after the Amendment Effective Date. Each such request shall be accompanied by an extension fee (“Extension Fee”) of fifty thousand dollars ($50,000) for each subsequent extension. Upon extension of one deadline, all subsequent deadlines will be extended by a similar length of time. Requests for extensions shall be made in writing at least sixty (60) days prior to the deadline that Licensee will be unable to meet. Upon receipt of such request, The Regents shall grant an extension of such missed deadline by one (1) year. Each such missed deadline may be considered for an extension three times, with full payment of the Extension Fee for each extension, for a total extension of five (5) years beyond the original deadline contained in Paragraph 8.3. For clarity, Licensee paid twenty five thousand dollars ($25,000) to the Regents prior to the Amendment Effective Date to extend the diligence milestones in Paragraph 8.3 by one year, and such extensions are included in the dates set forth in this Amendment.

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10. Section 17 is hereby deleted in its entirety and replaced with the following:

17. PATENT MARKING. Licensee will mark all Licensed Product made, used, offered for sale, imported or sold under the terms of this Agreement, or their containers, to the extent required by patent marking laws, and if so required, in accordance with such patent marking laws.

11. Section 18.1.2 is hereby deleted in its entirety and replaced with the following:

If infringing activity of potential commercial significance by the infringer has not been abated within ninety (90) days following the date the Infringement Notice takes effect, Licensee may institute suit for patent infringement against the infringer. The Regents may voluntarily join such suit at its own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of Licensee’s suit or any judgment rendered in that suit. The Licensee may not join The Regents in a suit initiated by Licensee without The Regents’ prior written consent, subject to the approval of the UC Board of Regents. The Regents will make reasonable efforts to obtain a response from the UC Board of Regents concerning such litigation in a prompt and timely manner, If, in a suit initiated by the Licensee, The Regents is involuntarily joined by court order, then the Licensee will pay any costs incurred by The Regents arising out of such suit, including but not limited to (i) damages, penalties, attorney fees or other recoveries assessed against The Regents in or as a result of the institution or prosecution of such suit, and (ii) any legal fees of counsel retained by Licensee, as well as separate counsel that The Regents selects and retains to represent it in the suit. The Regents agree to consider in good faith Licensee’s suggestions for Regents’ counsel. Upon request of Licensee, the Regents agrees to meet and confer in good faith and make best efforts to resolve any issues concerning the legal fees of separately-retained counsel.

12. The following is added following the last sentence of Section 18.1.3:

“The Regents may not join Licensee in a suit initiated by The Regents without Licensee’s prior written consent. For avoidance of doubt, these sections 18.1.2 and 18.1.3 will not apply in haec verbis to any notices received from a third party of an application for FDA approval under the Biologies Price Competition and Innovation Act of 2009 (or any amendment or successor statute thereto) or any certification under a similar statutory or regulatory requirement in any foreign country; however, the parties will cooperate to provide similar rights and obligations to each party in such situation.”

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13. Section 19.1 is hereby deleted in its entirety and replaced with the following:

“19.1 Licensee will (and will require all Sublicensees to) indemnify, hold harmless and defend The Regents, its officers, employees and agents, the sponsors of the research that led to the Invention (but only to the extent of their sponsorship of the Invention), and the inventors of the patents and patent applications in Licensed Patent Rights and their employers against any and all claims, suits, losses, liabilities, damages, costs, fees and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification includes, but is not limited to, any product liability.”

14. New Sections 19.2.3 and 19.2.4 are added as follows:

19.2.3 If Licensee (or any Sublicensee) has a market capitalization of at least one billion dollars, then the requirements of Section 19.2.1 with respect to such Licensee or Sublicensee may be satisfied by a program of self-insurance equivalent to the requirements set forth in Section 19.2.1.

19.2.4 The obligations of insurance under Section 19.2 will survive for five (5) years from the date of termination or expiration of this Agreement.

15. In Section 20.1.2, the Licensee’s address is hereby deleted in its entirety and replaced with the following:

“In the case of Licensee:	CytomX Therapeutics, Inc. 650 Gateway Boulevard, Suite 125 South San Francisco, CA 94080 Attn: CEO”

16. Exhibit B is hereby deleted in its entirety.

17. Except as expressly modified herein, all other provisions of the Agreement remain in full force and effect and are hereby reaffirmed by the parties.

ACCEPTED AND AGREED:

CYTOMX THERAPEUTICS, INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:		By:

Name:	SEAN MCCARTHY	Name:	Sherylle Mills Englander

Title:	CEO	Title:	Director, Office of Technology & Industry Alliances

Date:	5/30/13	Date:	5/30/13

UC Agreement No.: 2011-03-0081

UC Case No(s): 2003-460, et al.

AMENDMENT NO. 2 TO EXCLUSIVE AGREEMENT

This Amendment No. 2 to that certain Exclusive Agreement dated as of August 19, 2010 and bearing UC Agreement No. 2011-03-0081 (“Agreement”) by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA (“The Regents”) and CYTOMX THERAPEUTICS, INC. (“Licensee”) is made effective this 8th day of November, 2013 (the “Amendment Effective Date”).

WHEREAS, in the Agreement, Licensee agrees to license certain inventions to develop commercial products, and The Regents agrees to license such inventions so products are developed to benefit the public;

WHEREAS, the parties desire to amend the agreement to adjust certain sublicense terms so Licensee can invest additional sublicense revenue into the licensed technology during its early stage development; and,

WHEREAS, for mutual consideration, the receipt and sufficiency of which is hereby acknowledged, the parties desire to modify the terms of the Agreement.

NOW THEREFORE, the Agreement is hereby amended as follows:

1. Capitalized terms not defined herein shall have the same meaning set forth in the Agreement.

2. The following Section 1.14 is hereby added to Article 1 (“Definitions”):

“1.14 “Sublicense Revenue” shall mean any fees (including any in-kind consideration) owed to or received by Licensee, e.g., up-front fees, sublicense maintenance fees, milestone payments or any other sublicense revenues (other than royalties, which shall be treated as set forth in Section 3.4(b) under a sublicense) (“Sublicense Revenue”). Sublicense Revenue shall exclude: (i) actual and verifiable payments to be used as future research and development funding including costs of materials, equipment and

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manufacturing services and testing, but direct and indirect costs of such research and development in excess of 115% of the cost of raw materials and FTE costs above commercially reasonable and standard FTE rates will be considered Sublicense Revenue; (ii) debt financing at fair market returns; and, (iii) purchase of equity (“Sublicense Revenue Deductions”). Notwithstanding the foregoing, if a Sublicensee receives equity of Licensee, and the purchase price of such equity exceeds 100% of the fair market value of such equity (such excess being referred to as the “premium”), then such premium shall be considered Sublicense Revenue. For the purpose of clarity, revenue expressly excluded from Sublicense Revenue under this subparagraph shall not be considered a Licensed Service subject to an earned royalty under Article 7.”

2. Section 3.4 is hereby deleted in its entirety and replaced with the following:

“3.4 Licensee will pay to The Regents in respect of all sublicenses (regardless of tier) the following amounts:

(a)	Sublicense Revenue.

(1) Except as allowed in Section 3.4(a)(2), 3.4(a)(3) or 3.4(a)(4), Licensee shall pay The Regents the following percentages of any Sublicense Revenue:

(aa) Fifteen percent (15%) of Sublicense Revenue for the life of the sublicense agreement unless, prior to entering into the sublicense agreement, an IND(s) was filed by Licensee covering each program included within the sublicense agreement, with “program” being defined as no broader than all proproteins to a given target unless UCSB agrees otherwise in its sole discretion; or,

(bb) Five percent (5%) of all Sublicense Revenue for all sublicense Agreements not covered above.

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(2)	For any and all sublicenses entered into from May 30, 2013 to May 29, 2016 for the development of Licensed Products within the Therapeutic Compound Field and which are subject to Section 3.4(a)(1)(aa), Licensee shall pay The Regents the following percentages of Sublicense Revenue:

(aa) With respect to any fees that are not performance-based milestone payments and which are due to Licensee from the sublicensee within the first twelve (12) months of the effective date of the sublicense agreement, fifteen percent (15%) of such fee(s) or $500,000 cumulatively for all such upfront fee(s) due under such sublicense in the applicable twelve (12) month period, whichever is less; and,

(bb) Except Sublicensing Revenue subject to Section 3.4(a)(2)(aa), with respect to each therapeutic compound developed under a sublicense, five percent (5%) of Sublicense Revenue due to Licensee from the sublicensee for such therapeutic compound up to and including the initiation of the first Phase I clinical trial; and,

(cc) With respect to each therapeutic compound developed under a sublicense, fifteen percent (15%) of Sublicensing Revenue due to Licensee from the sublicensee after the initiation of the first Phase I clinical trial.

(3)	In the event that Licensee issues a sublicense to a compound for therapeutic or prophylactic use after Licensee has conducted sufficient FDA Phase II clinical trials to enable the commencement of FDA Phase III clinical trials on such compound, Licensee may deduct from the total Sublicense Revenue received under that sublicense either (a) two million dollars ($2,000,000); or, (b) any applicable Sublicense Revenue Deductions, at its sole discretion. The remainder of any Sublicense Revenue will be subject to The Regents’ share as described in Paragraph 3.4(a)(1) or 3.4(a)(2), as applicable.

(4)

For sublicenses covering only Discovery Tool Patent Rights and issued to third parties actively collaborating with Licensee for the purpose of identifying and/or developing compounds covered by UC Case No. 2007-677,

UC Agreement No.: 2011-03-0081

UC Case No(s): 2003-460, et al.

Licensee or Sublicensee shall pay The Regents an annual maintenance fee of forty thousand dollars ($40,000) for each calendar year, or partial calendar year, that the sublicense is in effect.

(5)	In the event Licensee is required to directly license any patents owned or controlled by third parties in order to enter into a specific sublicense and the licensed third party patents are included in the sublicense, the Parties will discuss in good faith whether the percentage of Sublicense Revenue owed to The Regents should be subject to adjustment and if so, shall negotiate such adjustment in good faith.

(b) Earned royalties on Net Sales by Sublicensees at the rates provided for in Article 7.1 (Earned Royalties and Minimum Annual Royalties) of the Agreement.

3. In consideration for revising the sublicense terms contained in this Amendment, Licensee shall provide The Regents with equity as follows;

3.1 Within sixty (60) days of the Amendment Effective Date, Licensee will grant and deliver to The Regents 9,911,450 shares of common stock of Licensee representing one percent (1%) of the capital stock of Licensee on a “Fully Diluted Basis” (meaning all issued and outstanding common stock, preferred stock, options, warrants, convertible promissory notes and any other securities of the Licensee convertible or exchangeable into capital stock of the Licensee, each on an as if converted and as if exercised basis, as applicable) as of the Amendment Effective Date in accordance with the Stock Issuance Agreement by and between The Regents and Licensee attached hereto as Exhibit A and incorporated herein. Licensee agrees to provide The Regents with the capitalization table upon which the above calculation was made and updated capitalization tables of Licensee as applicable or upon request.

3.2 Licensee will also issue additional shares of common stock of Licensee (“Antidilution Protection Adjustment Stock”) to The Regents if any fundraising or other capital markets activities that are consummated within six (6) months of the Amendment Effective Date or for which the Licensee has entered into a binding definitive agreement, irrespective of the

UC Agreement No.: 2011-03-0081

UC Case No(s): 2003-460, et al.

closing date for any transaction subject to such definitive agreement and resulting from such activities, dilutes The Regents’ equity so that, after issuance of the Antidilution Protection Adjustment Stock, The Regents still owns a total of one percent (1%): of the capital stock of Licensee on a Fully Diluted Basis. The Regents shall be issued Antidilution Protection Adjustment Stock within ninety (90) days after any issuance of stock or stock equivalent by Licensee that would reduce The Regents’ equity interest as set forth above. In all such adjustments, any increase in the number of shares of stock reserved for any option plan for employees, consultants, directors and so forth authorized in connection with a financing shall be deemed to have been authorized prior to the sale of securities or conversion of instruments convertible into equity for purposes of calculating the fully diluted number of shares of common stock of Licensee. Antidilution Protection Adjustment Stock shall be issued to The Regents at no additional consideration from The Regents.

3.3 Receipt of equity by The Regents is subject to The Regents’ Office of the President’s (“UCOP”) approval. In the event that UCOP does not approve of the receipt of the equity described herein, then the parties will negotiate alternate consideration.”

4. Except as expressly modified herein, all other provisions of the Agreement remain in full force and effect and are hereby reaffirmed by the parties.

ACCEPTED AND AGREED: CYTOMX THERAPEUTICS, INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:		By:

Name:	Sean McCarthy	Name:	Sherylle Mills Englander

Title:	CEO	Title:	Director, Office of Technology & Industry Alliances

Date:	11-7-13	Date:	11/8/13

UC Agreement No.: 2011-03-0081

UC Case No(s): 2003-460, et al.

Exhibit A

CytomX Cap Table - Proforma Issued, Reserved & Outstanding

Class of Shares	# of Shares Pre UCSB Issuance	UCSB Shares based on Issued and Outstanding	% Issued & Outstanding	# of Shares Post UCSB Issuance	Issuance Price Per Share (Preferred Stock only)
Common Stock	49,369,624	9,911,450	1.00%	59,281,074	—
SERIES A-1 Preferred Stock	2,085,290			2,085,290	$0.119887
SERIES A-2 Preferred Stock	13,335,277			13,335,277	$0.175396
SERIES B-1 Preferred Stock	701,350,210			701,350,210	$0.048961
SERIES B-2 Preferred Stock	54,329,413			54,329,413	$0.048961
SERIES B-1 Preferred Stock Warrants	2,231,367			2,231,367	$0.048961	(1)
Options and/or SPRs Issued/Outstanding	100,241,159			100,241,159	—
2011 SIP: Unissued Reserve	58,289,656			58,289,656	—

Total Issued/Reserved/Outstanding	981,231,996			991,143,446

(1)	Exercise price